Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) is entered into by and between Simplicity Bank and Nancy Huber (“Huber”) (also individually referred to as “Party” or collectively as “Parties”) effective this 12th day December, 2012.

WHEREAS, the employment relationship between Huber and Simplicity Bank is ending;

WHEREAS, the Parties intend the Agreement to amend and supersede the terms of Huber’s November 19, 2012 Employment Agreement; and

WHEREAS, the Parties desire to settle and resolve any and all disputes, including, but not limited to, any differences that might arise out of Huber’s employment with Simplicity Bank and separation therefrom,

Huber and Simplicity Bank agree as follows:

1.	SEPARATION DATE

Huber’s last day of employment with Simplicity Bank will be December 12, 2012.

2.	SIMPLICITY BANK PROPERTY

Huber agrees to return all Simplicity Bank’s property, equipment, keys, books, records and any and all other documents relating to Simplicity Bank which may be in Huber’s possession effective immediately. Simplicity Bank agrees Huber may retain the Simplicity Bank issued cellular telephone and Simplicity Bank agrees to transfer the cellular telephone number to Huber.

3.	SEVERANCE PAYMENT

In consideration for Huber executing this Agreement, Simplicity Bank agrees to pay Huber three hundred sixty seven thousand five hundred dollars ($367,500.00) less deductions required by State and federal law. Payment will be made to Huber in one lump sum upon the conclusion of the seven day revocation period as set forth in Section 13 below. Huber agrees payment of this sum is not required by Simplicity Bank’s policies and procedures. Further, Huber agrees that Huber has been paid all compensation, remuneration, and wages due Huber by Simplicity Bank.

4.	ATTORNEY REVIEW

Huber represents and agrees that Huber consulted with legal counsel concerning Huber’s rights and obligations under this Agreement. Huber confirms Huber carefully read and fully understands all of the provisions of this Agreement and that Huber is voluntarily entering into this Agreement. Huber further represents and agrees that prior to the execution of this Agreement Simplicity Bank notified Huber in writing that Huber should consult an attorney prior to executing this Agreement.

5.	GENERAL RELEASE

In exchange for the promises made by Simplicity Bank, Huber agrees that Huber or any person acting by, through or under Huber, releases Simplicity Bank, its employees, directors, officers, agents, representatives, attorneys, and parent, subsidiary, and affiliated entities (the “Releasees”) from any and all claims Huber has against the Releasees including, but not limited to: (1) Title VII of the Civil Rights Act of 1964, (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C. Section 1981 (discrimination); (3) 29 U.S.C. Section 621-634 (age discrimination); (4) 29 U.S.C. Section 206(d)(i) (equal pay); (5) The California Fair Employment and Housing Act, (discrimination including race, color, national origin, ancestry, religion, physical or mental disability, medical condition, military status, marital status, sex, gender, sexual orientation or age) and agrees that Huber will not institute any actions, causes of action, suits, debts, liens, claims, demands, known or unknown, in state or federal court, or with any state, federal or local government agency against Releasees for any released claims arising from Huber’s employment or attributable to the separation of Huber from employment with Simplicity Bank. In the event Huber becomes a party, representative, or member of any claim against Simplicity Bank for any claim subject to this release, Huber agrees to waive Huber’s right to any monetary award in such an action.

6.	CALIFORNIA CIVIL CODE SECTION 1542

Huber expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Huber, being aware of this section, hereby expressly waives and relinquishes all rights and benefits Huber may have as well as any other statutes or common law practices of similar effect. This waiver does not apply to any actions or claims which may arise after execution of this agreement.

7.	NO DISPARAGEMENT

The Parties agree to do nothing to disparage the other and/or any of the current or former owners, officers, directors, staff, employees or agents of Simplicity Bank or its affiliated companies in any communications whatsoever after the date of this Agreement.

8.	CONFIDENTIALITY/TRADE SECRET INFORMATION

Huber agrees that during the course of employment with Simplicity Bank, Huber had access to confidential/trade secret and proprietary information pertaining to Simplicity Bank and its operation. Huber understands that all such information is considered to be secret and proprietary to Simplicity Bank and is a valuable commercial asset of Simplicity Bank. Huber agrees not to make use whatsoever, directly or indirectly, of Simplicity Bank’s confidential information for Huber’s personal benefit or for any other person, firm, or corporation. Huber agrees not to remove such information from Simplicity Bank in any form or medium and will not reveal, disclose, identify, or otherwise provide confidential information to any other person, firm, corporation, or other entity, including the general public, directly or indirectly.

9.	ARBITRATION

The Simplicity Bank and Huber agree that any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Los Angeles County, California in accordance with the then current rules as adopted by the arbitration company as selected by the Parties. If the Parties are unable to agree upon an arbitration company, a court of competent jurisdiction shall appoint an arbitration company to administer the arbitration. The dispute will be decided by a single neutral arbitrator. The arbitrator may grant injunctions or other relief in such dispute or controversy. The arbitration shall allow for reasonable discovery as agreed to by the parties or as directed by the arbitrator. The decision of the arbitrator shall be made in writing and will be final, conclusive and binding on the Parties to the arbitration. The prevailing Party in the arbitration proceeding shall be entitled to recover reasonable costs, including attorney’s fees, as allowed by law and determined by the arbitrator. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This arbitration provision is governed by the Federal Arbitration Act.

10.	INVALID PROVISION

Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions shall not be affected and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

11.	ENTIRE AGREEMENT

This Agreement contains the entire agreement of the Parties, and supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the payment to Huber from Simplicity Bank pursuant to this Agreement. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any Party, or anyone acting on behalf of any Party pursuant to this Agreement, which are not embodied herein. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Simplicity Bank and Huber.

12.	REVIEW PERIOD

This Agreement is executed voluntarily and without duress or undue influence on the part of or on behalf of either of the parties, or of any other person, firm or other entity. Huber acknowledges and agrees that Huber has been given twenty-one (21) days to review this Agreement and that Huber may execute this Agreement at any time during this period.

13.	REVOCATION PERIOD

Huber understands that for a period of seven (7) days following execution of the Agreement by Huber, Huber may, by providing Simplicity Bank with written notice before the conclusion of the seven (7) day period, revoke the release of claim(s) under the Age Discrimination in Employment Act (“ADEA”). Huber understands that the right of revocation set forth in this section applies only to the release of any claim under the ADEA. If Huber elects to revoke this Agreement for ADEA claims, Simplicity Bank will have the option to: (i) enforce this Agreement in its totality, excluding waived ADEA claims, or (ii) rescind the entire Agreement. Notice under this section must be received by Simplicity Bank, located at 1359 N. Grand Ave., Covina, CA, 91724 on or before the conclusion of the revocation period.

14.	CHOICE OF LAW

This Agreement and the rights and obligations hereunder shall be governed by and construed and interpreted in all respects in accordance with the laws of the State of California.

15.	VOLUNTARY EXECUTION

By executing this Agreement, each party represents that they do so freely and voluntarily and that each is fully aware of the contents and effects thereto and that this Agreement is entered into without duress or undue influence on the part of or on behalf of either of the parties, or of any other person, firm or other entity. Each party further warrants that they have the authority to execute and to enter into this Agreement. Huber warrants that Huber has not assigned any interest in any claim against Simplicity Bank to any individual or entity. Huber has until December 21, 2012 to return the executed Agreement to Simplicity Bank. If Simplicity Bank does not receive the executed Agreement by the close of business on December 21, 2012, Huber understands the Agreement is rescinded.

IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement and General Release.

Dated: December 17, 2012	/s/ Nancy Huber
Nancy Huber

Simplicity Bank

Dated: December 18, 2012	By:	/s/ Dustin Luton
Dustin Luton
President and C.E.O.